UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 30, 2009
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania		19477

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
EX-10.1
EX-10.2
EX-10.3
EX-10.4

Item 1.01 Entry into a Material Definitive Agreement.
     Advanta Bank Corp. (the “Bank”), a wholly-owned subsidiary of Advanta Corp. (the “Company”), entered into two regulatory agreements with its primary federal banking regulator, the Federal Deposit Insurance Corporation (“FDIC”) that became effective on June 30, 2009. The Bank did not admit any wrongdoing in entering into the agreements and entered into the agreements in the interest of expediency and to avoid litigation and the costs associated therewith. The agreements are described below.
     Regulatory Agreement Regarding Banking Practices
     The Bank entered into a Stipulation and Consent (the “First Consent Agreement”) to the issuance of an Order to Cease and Desist (the “First Order”) with the FDIC.
     The First Order places restrictions on the Bank’s use of its cash assets, payment of dividends, entering into transactions that would materially alter the Bank’s balance sheet composition and taking of brokered deposits, and it requires the maintenance of minimum Tier 1 leverage capital and total risk-based capital ratios at well capitalized levels which the Bank has had in the past, including as of December 31, 2008 and March 31, 2009, and expects to have as of June 30, 2009. In compliance with the First Order, the Bank is to submit to the FDIC a strategic plan related to its deposit-taking operations and deposit insurance that provides for the termination of the Bank’s deposit-taking operations and deposit insurance after the Bank’s deposits are repaid in full, which is anticipated to take a few years. However, the First Order also provides that during this time period, the Bank may submit an additional plan that, if approved by the FDIC, would allow the Bank to continue its deposit–taking operations and deposit insurance. The Bank intends to submit such additional plan in the future.
     The First Order does not in any way restrict the Bank from continuing to service its managed credit card accounts and receivables, including those that are owned by the Advanta Business Credit Card Master Trust. Specifically, under the First Order, the Bank must continue to perform its obligations as servicer for the credit card accounts and receivables of those credit card accounts. In addition, all customer bank deposits remain fully insured to the fullest extent permissible by law.
     The descriptions of the First Consent Agreement and the Order in this Form 8-K are qualified in their entirety by reference to the First Consent Agreement and the Order, which are attached as Exhibits 10.1 and 10.2, respectively.
     Regulatory Agreement Regarding Compliance Matters
     The Bank also entered into a Stipulation and Consent (the “Second Consent Agreement”) to the issuance of an Order to Cease and Desist, Order for Restitution and Order to Pay (the “Second Order”) with the FDIC relating to alleged unsafe or unsound banking practices associated with alleged violations of consumer protection and banking laws.
     The Second Order alleges, among other things, that some of the Bank’s marketing of certain cash back reward programs for its business credit cards and practices related to the pricing strategies of certain of its business credit card accounts violated Section 5 of the Federal Trade Commission Act (“Section 5”) and that the Bank also violated certain adverse action notification requirements in connection with the pricing strategies of certain of its business credit card accounts. Under the Second Order the Bank must: pay restitution, as described below, to Eligible Customers (as defined in the Second Order); and pay a civil money penalty of $150,000. Total restitution for the alleged violations relating to marketing of the cash back reward programs will not exceed $14 million and total restitution for the alleged violations relating to the pricing strategies will not exceed $21 million. The Company previously took a $14 million pretax charge related to an estimate of cash back rewards program restitution in the third quarter of 2008.  The Company expects to record an additional charge in the second quarter of 2009 related to the pricing strategies restitution.
     The descriptions of the Second Consent Agreement and the Second Order in this Form 8-K are qualified in their entirety by reference to the Second Consent Agreement and the Second Order which are attached as Exhibits 10.3 and 10.4, respectively.
This Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: the risk that the Bank will not maintain capital levels and ratios at the levels required by the FDIC; and the risk that the Bank will not submit a strategic plan to the FDIC for the continuation of its deposit-taking operations and deposit insurance that is acceptable to the FDIC. The cautionary statements provided above are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act for any such forward-looking information. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.
     (c) Exhibits.
10.1	Stipulation and Consent to the Issuance of an Order to Cease and Desist

10.2	Order to Cease and Desist

10.3	Stipulation and Consent to the Issuance of an Order to Cease and Desist, Order for Restitution, and Order to Pay

10.4	Order to Cease and Desist, Order for Restitution and Order to Pay

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2009	Advanta Corp. (Registrant)
	By:	/s/ Jay A. Dubow
Jay A. Dubow, Chief
Administrative Officer, Senior Vice President, Secretary and General Counsel